UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Antares Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

April 17, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Wednesday, May 22, 2013, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The Notice of Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Paul K. Wotton

President and Chief Executive Officer

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2013 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Wednesday, May 22, 2013, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Items of Business:	1. To elect two directors to Class III of the Company’s Board of Directors for a term of three years and one director to Class I of the Company’s Board of Directors for a term of one year.

2. To approve an amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the plan from 13,500,000 to 15,000,000.

3.      To approve and adopt an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 150,000,000 shares to 200,000,000 shares.

4. To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

6. To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Thursday, March 28, 2013, will be entitled to vote at the 2013 Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the 2013 Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple

Secretary

April 17, 2013

This proxy statement and the accompanying proxy card are being mailed on or about April 17, 2013 to all stockholders entitled to vote.

Important notice regarding the availability of proxy materials for the 2013 Annual Meeting of Stockholders to be held on May 22, 2013:

This proxy statement and our 2012 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642

PROXY STATEMENT OF

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

Annual Meeting of Stockholders to be held

May 22, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, we, our, us or the Company), to be used at our 2013 Annual Meeting of Stockholders to be held on Wednesday, May 22, 2013. This proxy statement is first being sent to stockholders on or about April 17, 2013. The Board of Directors recommends that stockholders vote in favor of Items 1, 2, 3, 4 and 5. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing to Antares Pharma, Inc. c/o Corporate Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628, prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1, 2, 3, 4 and 5, each of which is discussed below.

The Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2012, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

This proxy statement and our 2012 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on March 28, 2013, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 126,170,879 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. Please note that the New York Stock Exchange rules that guide how brokers vote your stock have changed. As a result, the only routine matter included in this proxy statement is the ratification of the appointment of KPMG. Consequently, your brokerage firm or other nominee may not vote your shares with respect to the other proposals.

Assuming a quorum is present:

(i)	a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company. Abstentions and broker non-votes will have no effect on the outcome of the election of directors;

(ii)	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the plan from 13,500,000 to 15,000,000. Abstentions and broker non-votes will have no effect on the outcome of the vote to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan;

(iii)	the affirmative vote of a majority of the shares outstanding, and entitled to vote at the Annual Meeting, will be required to approve and adopt the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 150,000,000 shares to 200,000,000 shares. Abstentions and broker non-votes will have the same effect on the outcome of the vote as votes against the amendment of the Company’s Certificate of Incorporation;

(iv)	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required for the approval of the advisory resolution on executive compensation. Because the vote is advisory, it will not be binding upon the Company or the Board of Directors; however, the Board of Directors values the opinions of the Company’s stockholders and expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results. Abstentions and broker non-votes will have no effect on the outcome of the vote to approve the advisory resolution on executive compensation;

(v)	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required for the ratification of the appointment of the independent registered public accounting firm for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the vote to ratify the appointment of KPMG LLP.

Stockholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card. The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval of the amendment and restatement of the Company’s 2008 Equity Compensation Plan, “FOR” the approval and adoption of the amendment of the Company’s Certificate of Incorporation, “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors and our Certificate of Incorporation provides that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The Board of Directors recommends a vote FOR the election of the nominees.

Nominees for Class III to be elected at the Annual Meeting for a term continuing until the 2016 Annual Meeting of Stockholders

Thomas J. Garrity	Age 64

Mr. Garrity joined the Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Dr. Jacques Gonella	Age 71

Dr. Gonella served as the Chairman of the Board of Directors from January 2001 to October 2008 and is a member of our Governance and Nominating Committee. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on NASDAQ (“SkyePharma”). Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella currently sits on the board of directors of several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland. He is currently a private investor and proprietor of JG Consulting AG.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations.

Nominee for Class I to be elected at the Annual Meeting for a term continuing until the 2014 Annual Meeting of Stockholders

Marvin Samson	Age 71

Marvin Samson is an expert in injectable manufacturing and delivery systems. He was formerly Group Vice President - Worldwide Injectables of Teva, previously having served as CEO and a member of the Board of Directors of Sicor. He was a founder and CEO of Elkins-Sinn, Inc. (now a division of Hikma) and Marsam Pharmaceuticals. He is the founder and CEO of Samson Medical Technologies, a privately held company providing hospital and alternate site pharmacists with injectable drug delivery systems and programs. Mr. Samson is Chairman of The University of Sciences Board of Trustees and serves on the Board of Directors of Flynn Pharma. Mr. Samson served as chairman of the board and CEO of Qualitest Pharmaceuticals prior to its purchase by Endo Pharmaceuticals in late 2010 and as the chairman of the Generic Pharmaceutical Industry Association from 1997 to 2000. Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

Class I Directors whose term continues until the 2014 Annual Meeting of Stockholders

Dr. Paul K. Wotton	Age 52

Dr. Wotton joined Antares as President and Chief Operating Officer in July 2008 and was appointed Chief Executive Officer in October 2008. Dr. Wotton was appointed to the Board of Directors of Antares in August 2004. Dr. Wotton formerly served as President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelor’s Degree in Pharmacy from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton was also a director of Genaera Corp, a publicly traded biopharmaceutical company, until 2009.

Dr. Wotton’s intimate knowledge of our Company, by virtue of his service as our President and Chief Executive Officer, enables him to provide valuable insight regarding our operations and personnel. In addition, his extensive pharmaceutical industry experience, coupled with previous service as an executive of a public company, brings valuable observations to the Board of Directors on a broad range of matters relating to pharmaceutical company operations and regulatory interactions.

Dr. Leonard S. Jacob	Age 64

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Colon Cancer Alliance, the Board of Overseers for Temple University School of Medicine, the Board of Trustees of the University of the Sciences in Philadelphia and he was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Class II Directors whose term continues until the 2015 Annual Meeting of Stockholders

Anton G. Gueth	Age 56

Mr. Gueth joined the Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Mr. Gueth is currently President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and serves currently as Senior Advisor to Burrill Securities under a consulting agreement. Mr. Gueth also serves on the Board of Directors of Spectrum Pharmaceutical, where he is a member of the Audit Committee. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma partners.

Eamonn P. Hobbs	Age 54

Mr. Hobbs joined the Board of Directors in August 2009 and is a member of our Audit Committee and our Governance and Nominating Committee. Mr. Hobbs has over 30 years experience in the medical device and combination products industry, including the medical specialty fields of interventional radiology, vascular surgery, interventional cardiology, surgical oncology and gastroenterology. Mr. Hobbs is currently the President and Chief Executive Officer of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to joining Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 which has grown into a leading medical technology public company with a highly diverse product line. Throughout his 21 year tenure there, he led its efforts in marketing, strategic planning, product development and general management. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs also serves as Chairman of the Board of Directors of Cappella Cardiovascular Innovations, Incorporated, and is immediate past Chairman of the Board of Directors of the Medical Device Manufacturers Association.

Mr. Hobbs’ long career in the medical device industry and his executive experience at companies in that industry enables him to assist the Board of Directors in addressing many important issues, such as regulatory matters related to medical devices. Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors and the Audit Committee in considering a variety of operational and financial matters.

Class III Director whose term continues until the 2013 Annual Meeting of Stockholders

Dr. Rajesh C. Shrotriya	Age 72

Dr. Shrotriya joined the Board of Directors in April 2004 and is a member of our Compensation Committee and our Governance and Nominating Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years, he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

Dr. Shrotriya’s long career as an executive in the pharmaceutical industry, including extensive experience as a senior executive, enables him to provide valuable insights to the Board of Directors on a variety of matters. Importantly, Dr. Shrotriya’s background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company. The Company thanks Dr. Shrotriya for his valuable contributions and service to the Company.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ Stock Market, LLC (“NASDAQ”) and the regulations of the Securities and Exchange Commission (the “SEC”). Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Leonard S. Jacob, Thomas J. Garrity, Dr. Jacques Gonella, Anton G. Gueth, Dr. Rajesh Shrotriya and Eamonn P. Hobbs are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses the requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met five times during 2012. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2012, all of our current directors attended at least 80% of the aggregate number of meetings of the Board of Directors and 89% of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, six of our directors attended the 2012 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Eamonn P. Hobbs. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, nine times during 2012. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Audit Committee Charter.”

Compensation Committee

The Compensation Committee consisted of Anton G. Gueth, Dr. Rajesh Shrotriya and Dr. Leonard S. Jacob. With Mr. Gueth acting as Chairman, the Compensation Committee met, either telephonically or in person, five times during 2012. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “Plan”). The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the Plan. All actions taken by the Compensation Committee for the Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Compensation Committee Charter.”

Governance and Nominating Committee

The Governance and Nominating Committee consists of all independent members of the Board of Directors and in 2012 consisted of Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth, Dr. Jacques Gonella, Dr. Rajesh Shrotriya and Eamonn P. Hobbs. With Dr. Jacob acting as Chairman, the Governance and Nominating Committee met in person once during 2012. The purpose of the Governance and Nominating Committee is (i) to advise the Board of Directors regarding the membership and operations of the Board of Directors; (ii) to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors; (iii) to recommend to the Board of Directors the responsibilities of each Board Committee, the structure and operation of each Board Committee, and the director nominees for assignment to each Board Committee; (iv) to oversee the Board of Director’s annual evaluation of its performance and the performance of other Board Committees; and (v) to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board Committee membership. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company (the “Secretary”) at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Board Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Corporate Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. Each director, other than the Board Chairman, earns an annual nonqualified stock option grant to purchase 60,000 shares of common stock and the Board Chairman earns an annual nonqualified stock option grant to purchase 120,000 shares of common stock. In 2012, the directors were issued restricted shares of common stock in lieu of stock options. The number of shares of restricted stock issued to the directors had a fair value that was equivalent to the fair value of the options that would have been granted based on a valuation using a Black-Scholes calculation. The annual cash retainer for each director other than the Board Chairman is $40,000 and the annual cash retainer for the Board Chairman is $80,000. The annual retainer for chairpersons of the Audit and Compensation Committees is $17,000 and the annual retainer for other members of the Audit and Compensation Committees is $7,500. No additional payments are earned for each Board or Committee meeting and there is no additional retainer for members of the Governance and Nominating Committee, although the Chairman of the Governance and Nominating Committee receives an annual retainer of $7,500.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation. All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its Committees.

The following table provides information regarding director compensation in 2012, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Dr. Wotton as Chief Executive Officer, which is addressed under “Executive Compensation” below. Dr. Wotton does not receive additional compensation for serving as a director.

DIRECTOR COMPENSATION – 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas J. Garrity	$57,000	$90,887	$-	$-	$-	$-	$147,887
Dr. Jacques Gonella	40,000	90,887	-	-	-	-	130,887
Anton G. Gueth	48,375	90,887	-	-	-	-	139,262
Eamonn P. Hobbs	250	138,386	-	-	-	-	138,636
Dr. Leonard S. Jacob	95,000	181,777	-	-	-	-	276,777
Dr. Rajesh C. Shrotriya	250	138,386	-	-	-	-	138,636

(1)

The amounts shown for stock and option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the stock and option awards. The assumptions used in determining the amounts for option awards are set forth in note 6 to our consolidated financial statements. At December 31, 2012, the directors held options to purchase an aggregate of 1,787,143 shares of common stock.

Compensation Committee Interlocks and Insider Participation

During 2012, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(e)(4) of Regulation S-K under the Exchange Act.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee.

The Board of Directors unanimously recommends votes FOR the election of Thomas J. Garrity, Dr. Jacques Gonella and Marvin Samson.

Proposal No. 2

TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2008 EQUITY

COMPENSATION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR

ISSUANCE UNDER THE PLAN FROM 13,500,000 TO 15,000,000

Antares currently maintains the Antares Pharma, Inc. 2008 Equity Compensation Plan (the “2008 Plan” or the “Plan”), which was originally effective May 14, 2008 upon the approval by the stockholders of the Company. As of such date, the Company’s 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”), and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Plan, 2001 Employees Plan and 2006 Plan collectively, the “Prior Plans”) were merged with and into the 2008 Plan.

On February 5, 2013, the Board of Directors unanimously approved an amendment and restatement of the 2008 Plan to (i) increase the maximum number of shares of common stock that may be issued under the 2008 Plan from 13,500,000 to 15,000,000 and (ii) to make certain other administrative changes to comply with applicable law. The Board of Directors approved the increase in the number of shares reserved and available for issuance under the 2008 Plan subject to stockholder approval and, accordingly, the Board of Directors directed that the amendment and restatement of the 2008 Plan be submitted to the Company’s stockholders for approval at the Annual Meeting. The effectiveness of the amendments described in (ii) above is not subject to stockholder approval and the amendments are effective as of February 5, 2013. The 2008 Plan currently authorizes 13,500,000 shares as the maximum aggregate number of shares that may be issued to employees, non-employee directors, and consultants and advisors of Antares and its subsidiaries who are participating in the 2008 Plan. If the stockholders do not approve the amendment and restatement of the 2008 Plan at the Annual Meeting, the amendment to increase the maximum aggregate number of shares of common stock that may be issued under the 2008 Plan from 13,500,000 shares to 15,000,000 shares will not be effective.

Currently, the maximum aggregate number of shares that may be issued under the 2008 Plan cannot exceed 13,500,000 shares of common stock. Based on the number of shares subject to outstanding grants under the 2008 Plan, 4,282 shares remain available for issuance. As part of the compensation plan for independent directors of the Company, options and stock of approximately 420,000 shares are awarded as payment for their services at every Annual Meeting of Stockholders of the Company, typically occurring in May. We currently do not have enough shares available for the directors and have no shares available for employees. If this Proposal 2 is approved by our stockholders at the Annual Meeting, in no event will the maximum aggregate number of shares that may be issued under the 2008 Plan exceed 15,000,000 shares of common stock. Based on our historic and projected future usage patterns, the Board of Directors estimates that these shares will be sufficient to provide awards for approximately the next two years.

As of March 28, 2013, the Company had 384,715 shares subject to outstanding restricted stock awards and 7,734,269 options outstanding with a weighted average exercise price of $1.50 and a weighted average remaining term of 6.5 years. As of March 28, 2013, 5,376,734 fully vested, nonforfeitable shares have been issued under the 2008 Plan, which include: (i) 3,631,633 shares due to option exercises; (ii) 446,362 shares that could be issued pursuant to outstanding performance-based restricted stock unit awards; (iii) 401,372 shares subject to restricted stock awards received by any of our non-employee directors as payment of the annual retainer fee; and (iv) 897,367 shares subject to restricted stock awards received by our executives in connection with their performance of services for us. The total shares that have been issued or that could potentially be issued as a result of grants of options, restricted stock or performance-based restricted stock unit awards under the 2008 Plan is 13,495,718, leaving 4,282 shares reserved and available for issuance out of the maximum of 13,500,000 shares currently authorized for issuance.

The Board of Directors believes that the current number of shares that may be issued under the 2008 Plan is not sufficient in light of our compensation structure and strategy. The Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is important to our success and would be enhanced by our continued ability to make grants under the 2008 Plan. In addition, the Board of Directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us. The Board of Directors believes that the an increase in the maximum number of shares that may be issued under the 2008 Plan from 13,500,000 to 15,000,000 shares will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy.

Stockholder approval is being sought (i) in order to meet the NASDAQ listing requirements, (ii) so that compensation attributable to grants under the 2008 Plan may qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code (see discussion of “Federal Income Tax Consequences of the 2008 Plan” below), and (iii) in order for incentive stock options to meet the requirements of the Internal Revenue Code (the “Code”). Stockholder approval of this proposal will also constitute a reapproval of the 1,000,000 share limitation and $1,000,000 limitation for purposes of section 162(m) of the Code.

The material terms of the 2008 Plan are summarized below. A copy of the full text of the 2008 Plan is attached to this proxy statement as Exhibit A. This summary of the 2008 Plan is not intended to be a complete description of the 2008 Plan and is qualified in its entirety by the actual text of the 2008 Plan to which reference is made.

Material Features of the 2008 Plan

General. The 2008 Plan provides that grants may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock units
•	Stock awards
•	Stock appreciation rights (“SARs”)
•	Dividend equivalents
•	Other stock-based awards

The 2008 Plan provides that the maximum aggregate number of shares of common stock with respect to which grants may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. If dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options (including options granted under the Prior Plans) and SARs granted under the 2008 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards (including stock awards granted under the Prior Plans), stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2008 Plan. Shares of common stock surrendered in payment of the exercise price of an option, or withheld for payment of taxes, shall not be available for re-issuance under the 2008 Plan. Upon the exercise of an option through a net exercise procedure, or upon the exercise of a SAR, both for purposes of calculating the number of shares remaining available for issuance under the 2008 Plan and the number of shares remaining available for exercise under such option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any grants are paid in cash and not in shares of common stock, any shares previously subject to such grants shall again be available for issuance or transfer under the 2008 Plan and shall not count against the share limits for purposes of shares available under the 2008 Plan.

Administration. The 2008 Plan is administered and interpreted by the Compensation Committee (the “Committee”). However, the Board of Directors approves and administers all grants made to non-employee directors. References to the Committee include the Board of Directors where appropriate. The Committee may delegate authority to administer the 2008 Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the 2008 Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2008 Plan. The Committee presently consists of Anton G. Gueth, Leonard S. Jacob, M.D., Ph.D., and Dr. Rajesh C. Shrotriya, each of whom is a non-employee director of our Company.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the 2008 Plan. As of March 28, 2013, approximately 45 employees and six non-employee directors are eligible to receive grants under the 2008 Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of common stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2008 Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2008 Plan will be equal to or greater than the last reported sale price of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of common stock on the date of grant.

The Committee will determine the term of each option which shall not exceed ten years from the date of grant, or, for Swiss employees, eleven years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise procedure whereby a number of shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the option and/or withholding taxes are withheld and the remainder of the shares subject to such exercised option are delivered to the grantee, or (v) by such other method as the Committee may approve.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the 2008 Plan. The Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines.

The Committee will determine the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Committee determines otherwise, a grantee will have the right to vote shares of common stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that a grantee’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of common stock must be immediately returned to us.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the 2008 Plan. Each stock unit provides the grantee with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited.

SARs

The Committee may grant SARs to anyone eligible to participate in the 2008 Plan. SARs may be granted in connection with, or independently of, any option granted under the 2008 Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of common stock.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. Dividend equivalents are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents will be determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the

2008 Plan. These grants will be based on or measured by shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The 2008 Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the 2008 Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the 2008 Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the 2008 Plan, the maximum number of shares of common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2008 Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2008 Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. Unless the Committee determines otherwise, effective upon the date of the change of control:

•	All outstanding options and SARs will automatically accelerate and become fully exercisable;
•	The restrictions and conditions on all outstanding stock awards will immediately lapse; and

•	All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the 2008 Plan:

•	Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;
•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
•	Determine that outstanding options and SARS that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

For purposes of the 2008 Plan, a change of control will be deemed to have occurred if one of the following events occurs:

•	Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation;
•	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company;
•	A sale or other disposition of all or substantially all of our assets; or
•	A liquidation or dissolution of our Company.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside of the United States. If any individual who receives a grant under the 2008 Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. Neither our Board nor the Committee can amend the price of outstanding options or SARs under the Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior stockholder approval.

Amendment and Termination of the 2008 Plan. The Board of Directors may amend or terminate the 2008 Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2008 Plan will terminate on May 13, 2018, unless the 2008 Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the 2008 Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the 2008 Plan. Stockholder approval of this proposal will constitute reapproval of the Plan for this purpose.

Clawback Policy. All grants made under the Plan are subject to applicable provisions of our company’s clawback or recoupment policy approved by the Board of Directors, as such policy may be in effect from time to time

New Plan Benefits

No award has been or will be granted under the 2008 Plan that is contingent upon approval of this proposal by our stockholders at the Annual Meeting. Grants under the 2008 Plan are discretionary, so it is not currently possible to predict the number of shares of common stock that will be granted or who will receive grants under the 2008 Plan after the Annual Meeting. The last reported sale price of a share of common stock on March 28, 2013, was $3.58 per share.

As part of the compensation plan for non-employee directors of the Company, options and stock of approximately 420,000 shares are awarded as payment for their services at every Annual Meeting of Stockholders of the Company, typically occurring in May. In addition, in May of each year, the directors can elect to take restricted stock or options in lieu of the cash retainers they received. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation. See “Compensation of Directors” for additional information. If this proposal is approved by our stockholders at the Annual Meeting, we expect to grant stock options to purchase 420,000 shares of common stock to our non-employee directors as a group. It is not currently possible to predict how many shares would be awarded in either restricted stock or stock options in lieu of cash retainers for our non-employee directors.

Federal Income Tax Consequences of the 2008 Plan

The federal income tax consequences of grants under the 2008 Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2008 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the 2008 Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2008 Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares that may be issued under the 2008 Plan from 13,500,000 to 15,000,000.

The Board of Directors unanimously recommends a vote FOR approval of the amendment and restatement of the Antares Pharma, Inc. 2008 Equity Compensation Plan to increase the number of shares of common stock reserved and available for issuance thereunder.

Proposal No. 3

TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK,

PAR VALUE $0.01 PER SHARE, OF THE COMPANY FROM 150,000,000 SHARES TO 200,000,000

SHARES

The Board of Directors has unanimously approved, and recommended to the stockholders to approve and adopt, an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, par value $0.01 per share, from 150,000,000 shares to 200,000,000 shares. The Board of Directors has determined that this amendment is advisable and in the best interests of the Company and should be adopted by the stockholders. The Company is currently authorized to issue 3,000,000 shares of preferred stock, par value $0.01 per share, and the proposed amendment will not affect this authorization.

The proposed increase in the number of authorized shares of our common stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions, financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed. Moreover, pursuant to various agreements, the Company has agreed to reserve an amount of common stock issuable upon exercise of options and warrants. The Company expects that it may need to reserve additional shares of common stock in the future for similar purposes.

Of the 150,000,000 shares of common stock presently authorized to be issued under the Company’s Certificate of Incorporation, 126,170,879 shares were outstanding as of March 28, 2013 and up to 11,265,841 shares were reserved for issuance upon vesting of restricted stock and upon the exercise of outstanding warrants and options. Additionally, 65,000 shares of common stock may be granted to our executives under performance-based restricted stock unit awards.

The Board of Directors has determined that an increase in the number of authorized shares of common stock is in the best interest of the Company. In particular, the Board of Directors has contemplated that the Company could use the proposed additional shares of common stock:

•	to acquire and/or license proprietary rights to products;
•	to acquire and/or license proprietary rights to promising candidates for development into commercially successful pharmaceutical products and technologies;
•	to attract and retain the services of qualified persons to assist in the development of such pharmaceutical products and technologies; and
•	in connection with any future equity financings of the Company.

When issued, any additional shares of common stock authorized by the amendment will have the same rights and privileges under our Certificate of Incorporation as the shares of common stock currently authorized and outstanding. Holders of common stock currently have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

Except as disclosed above, the Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any of the remaining newly authorized shares of common stock; however, as stated above, the proposed increase in the common stock the Company is authorized to issue has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions or financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed.

Although the Board of Directors has no present intention of issuing such additional shares for such purposes, the proposed increase in the number of authorized shares of our common stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares of the Company’s capital stock and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the number of authorized shares of common stock has not, however, been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our common stock. This Proposal No. 3 is not part of any plan by the Company to adopt a series of amendments to its Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult. Moreover, we are not submitting this Proposal No. 3 to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The issuance of additional shares of common stock may furthermore, depending upon the circumstances under which such shares are issued, reduce existing stockholders’ equity per share and may reduce the percentage ownership of common stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by applicable law or by the rules of any stock exchange on which our securities may then be traded. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay associated with stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

Subject to stockholder approval of this Proposal No. 3, Article IV of the Company’s Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Three Million (203,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Three Million (3,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

If the proposed amendment to our Certificate of Incorporation as outlined in this Proposal No. 3 is approved and adopted by the stockholders, the Board of Directors will cause the Certificate of Amendment reflecting the adopted amendment to be filed with the Secretary of State of the State of Delaware. The Certificate of Amendment will be effective upon its filing. If the stockholders do not adopt this Proposal No. 3, the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware.

No dissenters’ rights are available under the General Corporation Law of the State of Delaware or under our Certificate of Incorporation or Bylaws to any stockholder who dissents from this Proposal No. 3.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares outstanding, and entitled to vote at the Annual Meeting, will be required to approve and adopt the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 150,000,000 shares to 200,000,000 shares.

Our Board of Directors recommends a vote FOR the approval and adoption of an amendment to the Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, par value $0.01 per share, from 150,000,000 shares to 200,000,000 shares.

Proposal No. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2012, we made significant forward strides toward achieving our strategic growth targets and improved our overall financial stability. Specifically, we saw a significant increase in revenue, ended 2012 with a considerable cash balance, and made progress toward our product development goals culminating with the NDA filing for OTREXUP™ for rheumatoid arthritis. Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2012 in determining named executive officer compensation for 2012, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

As described in detail under our Compensation Discussion and Analysis on pages 28 through 36 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 5

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2012 and 2011 for professional services rendered in connection with the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports, and comfort letter provided for the Company’s equity financing transaction totaled $293,500 and $257,500, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2012 or 2011 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2012 and 2011 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $30,686 and $19,000, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2012, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2012:

Name	Age	Position

Paul K. Wotton, Ph.D.	52	President, Chief Executive Officer and Director

Robert F. Apple	46	Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division

Kaushik Dave, Ph.D.	51	Executive Vice President of Product Development

Paul K. Wotton, is Antares’ President, Chief Executive Officer and a director. Please see Dr. Wotton’s biographical information set forth in the Election of Directors section in this proxy statement.

Robert F. Apple is currently Executive Vice President, Chief Financial Officer, Corporate Secretary and President of the Parenteral Products Division. He joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA. Mr. Apple also serves on the Board of Directors of Kerathin, LLC, a private medical device company in the podiatry field.

Kaushik Dave, Ph.D. is currently Executive Vice President of Product Development. He joined the Company in March 2008 as Vice President of Clinical and Regulatory Affairs. Prior to joining the Company, Dr. Dave was Executive Director Clinical, Regulatory Affairs, Quality Compliance and Program Management at Transave Inc. Prior to that Dr. Dave was employed at Palatin as Vice President Product Development. Prior to working at Palatin, Dr. Dave was employed at Schering-Plough from 1997 to 2001 and Merck from 1990 to 1996. Dr. Dave received his pharmacy degree from University of Bath, UK and Ph.D. in Pharmaceutical Chemistry from University of Kansas. Dr. Dave also received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Parties. We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party are disclosed in our proxy statement. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and our other executive officers who served as an executive officer during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2012 were Dr. Wotton, Mr. Apple and Dr. Dave.

Executive Summary

During fiscal year 2012, we made significant forward strides toward achieving our strategic growth targets and continued to improve our overall financial stability. Specifically, we maintained double-digit revenue growth with revenue of approximately $23 million for 2012 – a notable increase of over 37% from 2011. We ended 2012 with a cash and investments balance of more than $85 million, due in part to completing a public offering of the Company’s common stock with net proceeds of approximately $53.3 million, which is over $50 million more than our cash balance at the end of 2011. We also made significant progress with respect to our product development goals, which generated revenue in 2012 of over $3.6 million. We launched Gelnique with Actavis, Inc., formerly Watson Pharmaceuticals, Inc., completed the Tev-Tropin 10 mg SNDA filing and, most importantly, we filed the OTREXUP™ NDA. We also continued to progress our device development programs with our partner, Teva Pharmaceutical Industries Ltd., including our collaboration with Teva in reaching a patent litigation settlement with Meridian Medical Technologies, a Pfizer subsidiary, related to its ANDA for a generic epinephrine auto-injector. In addition, we identified a new product pipeline opportunity and added three new analysts – Cowen and Company, Guggenheim Securities and Jefferies & Company – to cover the Company. Our market capitalization increased 111% from December 31, 2011 to December 31, 2012 and our three-year total shareholder return was the highest among our comparator group at 81%.

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our significant corporate performance during 2012 in determining named executive officer compensation for 2012, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2012 compensation for our named executive officers:

•	Re-engaged Buck Consultants, LLC to update the Company’s peer group and undertake a compensation study of our executive compensation as compared to the executive compensation of the companies in our peer group;
•	Awarded salary increases to all of our named executive officers, as discussed in more detail below under the section entitled “Salaries;”
•	Awarded bonus payouts to our named executive officers, awarding our chief executive officer bonuses totaling of $430,000 and bonuses to our other named executive officers ranging from $200,000 to $230,000 as discussed in more detail below under the section entitled “Annual Incentive Awards;” and
•	Awarded shares of stock and cash bonuses to our named executive officers to reward exceptional performance as discussed in more detail below under the section entitled “Long-Term Incentives - Equity Compensation.”

In May 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our named executive officer compensation program during 2012, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Determination of Competitive Compensation

In late 2010, our Compensation Committee engaged Buck Consultants to provide an executive compensation review of our overall executive compensation against that provided by our peer group. In the December 2010 report, Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a new comparator group of the 16 peer companies listed below to assist in assessing the Company’s executive compensation levels. The comparator group was selected for the following key comparator factors: our competitors, primary area of business being drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization. In general, the comparator group consisted of companies up to two times our size. In addition, in the comparator group, as of October 2010, our revenues were in the 54th percentile and our market capitalization was in the 30th percentile. The comparator companies consisted of the following:

• Acura Pharmaceuticals, Inc.	• Cypress Bioscience, Inc.	• Novavax, Inc.
• Adolor Corporation	• Cytokinetics, Inc.	• Penwest Pharmaceuticals Co.
• Alexza Pharmaceuticals, Inc.	• Delcath Systems, Inc.	• Progenics Pharmaceuticals, Inc
• Biodel, Inc.	• Depomed, Inc.	• Vical Incorporated
• BioSante Pharmaceuticals, Inc.	• DURECT Corporation
• Celldex Therapeutics, Inc.	• Epicept Corporation

From December 2010 to May 2012, our Compensation Committee continued to refer to the report by Buck Consultants from December 2010 as a guide in assessing the level of overall compensation of our executives as well as more recent publicly available salary surveys and recent proxy filings of our peer companies for purposes of setting compensation levels for fiscal year 2011 and into the first half of 2012.

In May 2012, our Compensation Committee re-engaged Buck Consultants to provide an executive compensation review of our overall executive compensation against that provided by our peer group. The report, which was issued in June 2012, takes into account our strong growth and recent market capitalization changes in comparison to the peer group used for Buck Consultants’ 2010 review. In that June 2012 report, to assess compensation levels, Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a new comparator group of peer companies listed below. The comparator group was selected for the following key comparator factors: our competitors, primary area of business being drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization. In general, the comparator group consists of companies up to two times our size and is comprised of 15 new drug delivery and specialty pharmaceutical companies that are of comparable size to the Company in terms of market capitalization as of April 30, 2012 or revenues as of December 31, 2011. In addition, in the comparator group, our revenues were in the 35th percentile and our market capitalization was in the 54th percentile. Our three-year total shareholder return, through April 30, 2012, is the highest among our peer companies at 81%.

• Acura Pharmaceuticals, Inc.	• Cadence Pharmaceuticals, Inc.	• Ligand Pharmaceuticals Incorporated
• Affymax, Inc.	• Celldex Therapeutics, Inc.	• Map Pharmaceuticals, Inc.
• Alnylam Pharmaceuticals, Inc.	• Depomed, Inc.	• Novavax, Inc.
• Arena Pharmaceuticals, Inc.	• Delcath Systems, Inc.	• Progenics Pharmaceuticals, Inc
• Avanir Pharmaceuticals, Inc.	• Enzon Pharmaceuticals, Inc.	• Vical Incorporated

Our Compensation Committee referred to the report by Buck Consultants from June 2012 as a guide in assessing the level of overall compensation of our executives in connection with its setting and adjusting of 2012 cash compensation and equity compensation levels and its assessment of 2012 performance and determining the level of salary increase and bonus amounts to be awarded and for base salary adjustments for 2013.

Based on our compensation objectives and philosophy with reference to the June 2012 study conducted by Buck Consultants and published reports, the Compensation Committee has consistently determined that overall compensation, including base salary, annual incentive target payout and long-term incentives, should be targeted at a level that approximates the 50th percentile of our peer group. The Compensation Committee has from time to time made and will continue to make, determinations that represent a departure from this general guideline. In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance-based stock unit awards.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assist in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. Several features of our programs reflect sound risk management practices. Specifically, we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking; we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders; we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and our equity awards vest over multiyear periods and/or are based on performance based vesting. All of the foregoing features are designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

Each named executive officer has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of these agreements, including the terms of Dr. Wotton’s agreement, are described below.

The charts below represent the mix of target total direct compensation awarded to our chief executive officer and other named executive officers in 2012. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable as it is based on performance. The company’s chief executive officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below show that 68% of the target total direct compensation awarded to the chief executive officer and 58% awarded to the other named executive officers in 2012 was based on elements that may vary from year to year depending on performance.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares a written evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Board Chair and Compensation Committee, which determines his compensation changes and awards. For all named executive officers, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15. In connection with 2012 compensation, Dr. Wotton provided recommendations to the Compensation Committee to assist it in determining compensation levels. Dr. Wotton did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Dr. Wotton’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee.

Salaries

In February 2012, the Compensation Committee approved salary increases of approximately 4.25% for Dr. Wotton, 3.85% for Mr. Apple and 7.9% for Dr. Dave. Dr. Dave’s salary increase was higher than the base salary increases for other named executive officers because the Compensation Committee determined that Dr. Dave’s contribution to the Company’s performance in 2011 with respect to the approval of the Gelnique NDA and achieving positive results with respect to moving OTREXUP™ (Methotrexate) forward in development warranted such an increase.

In July 2012, based on the updated compensation review conducted by Buck consultants, the Compensation Committee approved increases to Drs. Wotton’s and Dave’s salaries from $465,000 to $489,000 and from $300,000 to $328,000, respectively, in order to bring them up to the 50th percentile of the comparator companies in the Company’s new peer group. Mr. Apple’s base salary was already at the 50th percentile, therefore no adjustment was required. In February 2013, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2012, the Compensation Committee approved additional base salary increases as set forth in the table below.

In assessing performance, the Compensation Committee agreed that the named executive officers performed well and made significant strides during 2012, including the launch of Gelnique with Actavis, Inc., the OTREXUP™ NDA filing, and the Company’s significant financial performance in terms of revenue and cash balance.

Name	Base Salary for 2012	Base Salary after Increase in July 2013	Base Salary after Increase in February 2013
Dr. Paul K. Wotton	$465,000	$489,000	$510,000
Mr. Robert F. Apple	$337,500	$337,500	$360,000
Dr. Kaushik Dave	$300,000	$328,000	$345,000

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance. While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary. The applicable percentages for 2012 are set forth below. The Compensation Committee has the discretion to award bonuses in excess of the target award. In 2012, the Compensation Committee approved amendments to the employment agreements for the named executive officers to clarify the Compensation Committee’s discretion to award bonuses in excess of the target award and to indicate that the target award for Dr. Dave is a flat percentage of base salary rather than a range. The Compensation Committee reviewed the performance goals for each of the executives at its February 2012 meeting and finalized and approved the goals at its May 2012 meeting. In setting the goals for 2012, the Compensation Committee determined that the weight any particular goal carried within the applicable category, would be determined after the end of the year by the Committee in its discretion, based on actual performance, with input from Dr. Wotton (except with respect to his own performance). The Compensation Committee determined at its February 2013 meeting whether and to what extent the applicable performance goals were achieved for 2012 and approved the specific bonus amounts to be paid to each named executive officer in February of 2013. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.

Dr. Wotton had four specific goals in 2012 in the corporate objectives category and is also evaluated based on his overall responsibility for the organization and progress made by the entire management team. The Compensation Committee determined that Dr. Wotton met or exceeded all of his goals. The corporate objectives related to revenue growth, maintaining a strong cash balance position, ensuring additional investment exposure for the Company by securing at least one additional financial analyst to cover the Company and obtaining a NASDAQ listing. Dr. Wotton accomplished and exceeded all of the goals set. Specifically, we had revenue of $23 million for 2012 and ended 2012 with a cash and investments balance in excess of $85 million, due in part to completing a financing in October 2012 which brought in an additional $53.3 million. In addition, Cowen and Company, Jefferies & Company and Guggenheim Securities are now covering the Company, which results in significant exposure for potential investors in the Company and the Company was successfully listed on NASDAQ on June 15, 2012. As is further described below with respect to Mr. Apple and Dr. Dave, the Compensation Committee determined that Dr. Wotton demonstrated strong management and leadership evidenced by the Company’s continued progress on product and business development objectives.

For 2012, Dr. Wotton’s bonus target was 55% of his base salary. In February 2013, the Compensation Committee exercised its discretion to award a bonus in excess of target and determined that a bonus of 81.8% of base salary was appropriate given the Company’s and Dr. Wotton’s overall performance.

Mr. Apple had eight goals in 2012 divided over three categories: corporate objectives, development objectives, and business development objectives. The corporate objectives were the same as those for Dr. Wotton. The development objectives were certain goals relating to epinephrine tooling in preparation for launch by the end of 2012, filing amendments for certain regulatory filings relating to the approval of an ANDA for a specific product, completing project revenue for a particular product and goals relating to progressing the Teva pen development program. The business development objective related to pioneering new injectables and other partnerships. With input from Dr. Wotton, the Compensation Committee determined Mr. Apple met or exceeded all of his goals. Specifically, as discussed above with respect to Dr. Wotton, the corporate objectives were met or exceeded. Additionally, as noted above, the Company was successfully listed on NASDAQ on June 15, 2012. With respect to Mr. Apple’s development goals, the EpiPen® settlement with Teva will result in commercial sales of devices commencing in 2013, and product development goals were met through certain partnership agreements and other achievements. The goals relating to the pen development program continue to progress. Mr. Apple’s bonus target is 40% of his base salary. Based on his and the Company’s performance, the Compensation Committee exercised its discretion to award a bonus in excess of target and determined that a bonus of 59% of Mr. Apple’s base salary was appropriate.

Dr. Dave had 12 goals for 2012 divided over the same categories as Mr. Apple. There were two corporate objectives. The first related to revenue growth and was the same as the revenue growth goal for Dr. Wotton and Mr. Apple. The second related to identifying pipeline opportunities to enter into development in 2013. The development objectives in place for Dr. Dave included goals relating to the launch of Gelnique with Actavis, Inc., completion of the OTREXUP™ development usability and user studies, completion of clinical trials and certain regulatory filings related to Tev-Tropin 10 mg, regulatory filings relating to the approval of the ANDA for a specific product, obtaining an IND on a particular product and supporting IND filings in partnership with Pfizer on another product. Dr. Dave’s business development goals included certain partnerships for OTREXUP™. With input from Dr. Wotton, the Compensation Committee determined Dr. Dave met or exceeded all of his goals other than the goals related to finalizing certain partnerships for OTREXUP™. Specifically, Dr. Dave was instrumental in identifying two new pipeline candidates to enter into development in 2013, launching Gelnique with Actavis, Inc. in April 2012, and completing OTREXUP™ development usability and user studies. Dr. Dave made certain strides relating to the OTREXUP™ business development, but agreements were not finalized in this area in 2012. Dr. Dave’s bonus target is 35% of his base salary. Based on his significant contribution to our performance for 2012, in consultation with Dr. Wotton, determined a bonus of 60.9% of Dr. Dave’s base salary was warranted.

Based on the applicable performance ratings described above, payments to the named executive officers were as follows:

Name	Percentage of Salary Payable at Target Award Level	Actual 2012 Bonus Award
Dr. Paul K. Wotton	55%	82% of base salary
Mr. Robert F. Apple	40%	59% of base salary
Dr. Kaushik Dave	35%	61% of base salary

In accordance with applicable SEC regulations, the award payments appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The Compensation Committee has the discretion to award discretionary cash bonuses. The Compensation Committee awarded to each of Dr. Wotton and Mr. Apple a $30,000 discretionary cash bonus to reward their efforts in helping the Company achieve the Teva litigation settlement.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Pursuant to the Company’s long-term incentive program adopted in 2011, the Company makes grants in the form of incentive stock options and performance-based restricted stock units to executive officers that approximate the median value of annual awards granted by other companies in the Company’s peer group. Two thirds of the annual equity award value for each named executive officer is delivered in the form of stock options and one third is delivered in the form of performance-based restricted stock units, in each case granted under the 2008 Equity Compensation Plan. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe that the performance-based restricted stock unit portion of the annual award also provides a strong incentive to create stockholder value because the milestones are related directly to revenue-generating product development.

Pursuant to the long-term incentive program, the Compensation Committee awarded stock options with a value targeted at the median level of the Company’s peer group as disclosed in its 2012 definitive proxy statement, which was the same peer group set forth in the report completed by Buck Consultants in December 2010. The Compensation Committee determined that in order to maintain consistency in the timing of the grants, the stock option grant component would be awarded as of the 2012 Annual Meeting, and when the updated report by Buck Consultants was completed in June 2012, the Compensation Committee would award additional stock options, to the extent that stock option grants need to be “topped up” to reach the median value of annual awards granted by the Company’s comparator group as determined by the June 2012 Buck Consultants report. The Compensation Committee determined that it would award the performance-based stock unit grant component of the annual award following receipt of the updated compensation review.

Following the completion of the June 2012 report by Buck Consultants, the Compensation Committee awarded additional stock options and performance stock unit awards so that the total stock options and performance stock units awarded in May and July of 2012 met the median value of annual awards granted by other companies in the Company’s comparator group.

The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NYSE Amex for the May 2012 grants and as reported on NASDAQ for the July 2012 grants, in each case, on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan.

The performance unit awards were granted in June 2012, following the completion of the updated report by Buck Consultants. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year period beginning January 1, 2012 and ending December 31, 2014 and certain other performance goals measured over the four-year period beginning January, 2012 and ending December 31, 2015, in each case, subject to continued employment with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals: net revenue targets for 2014, four-year targets relating to the completion of an NDA for a product and timing targets for the commercial launch of a product. All of the performance criteria is equally weighted. For purposes of the first criterion, net revenue will mean GAAP revenue received by us in connection with ongoing operations. The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that net revenue and product development are the best indicators of increased value for stockholders.

Each performance criterion has levels of achievement designated as threshold; target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three year performance period.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals based upon the audited financials for the performance period, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment with us terminates prior to the completion of the performance period, then his performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The grants made to the named executive officers pursuant to the long-term incentive program were made in May and July 2012. The stock options granted on May 17, 2012 were based on the peer group review completed by Buck Consultants in December 2010 (using data from 2009) and the stock options and performance-based stock unit awards granted on July 6, 2012 were based on the peer group review completed by Buck Consultants in June 2012 (using date of 2011 and the first half of 2012). The stock option and performance stock unit awards made in May and July 2012 are listed below:

Name	May 2012 Incentive Stock Option Grant	July 2012 Incentive Stock Option Grant	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Dr. Paul Wotton, Ph.D.	150,000	110,293	0	54,773	82,159
Mr. Robert F. Apple	110,000	21,658	0	25,039	37,558
Dr. Kaushik Dave	70,000	34,112	0	21,127	31,690

The number of shares underlying options granted to the named executive officers in May and July 2012 are set forth in the table under the caption “Grants of Plan-Based Awards – 2012” under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Prior to 2012, the Compensation Committee approved performance-based stock award agreements with the named executive officers pursuant to which stock awards were granted based on achievement of performance targets set by the Compensation Committee. The Committee established the goals for the executives at various Compensation Committee meetings. After the performance goals were established by the Compensation Committee, the goals were then communicated to the respective named executive officer.

The following table summarizes the number of shares that could have been earned by the named executive officers upon the attainment of performance goals as established by the Compensation Committee. The shares are not granted until the performance goal is met.

Name of Executive	Number of Shares That May Be Awarded	Performance Goals
Dr. Paul K. Wotton	400,000	Divided among 14 categories with approximately equal weighting
Mr. Robert F. Apple	250,000	Spread evenly over 11 performance goals
Dr. Kaushik Dave	175,000	Spread evenly over 7 performance goals

The performance period for achieving the goals set under the performance-based stock awards expired on December 31, 2010 for Mr. Apple and expired on January 26, 2012 for Dr. Wotton and Dr. Dave. On a quarterly basis the Compensation Committee evaluated whether any of the performance criteria had been met, and if the Compensation Committee determined that the performance criteria had been met, the Compensation Committee certified the results in writing authorizing the issuance of the shares. If the Compensation Committee determined that performance criteria had been met in the fourth quarter of the calendar year, the shares were awarded not later than March 15 of the calendar year following the calendar year during which the goal was achieved. Additionally, if the Compensation Committee determined that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee had the discretion to waive or modify the performance criteria to more relevant criteria. No performance goals were met under Drs. Wotton and Dave’s performance-based stock awards and no shares were awarded in 2012 pursuant to the awards as a result of the performance goals not being met.

As noted above, the Compensation Committee may make off cycle grants in special circumstances. In February 2012, the Compensation Committee authorized the issuance of 10,000 shares of common stock of the Company to Dr. Wotton and 25,000 shares of common stock to Dr. Dave (without further action by the Compensation Committee) in reward for their efforts with respect to the approval by the FDA of the of the NDA for Anturol. These shares were awarded in February 2012 and were 100% vested on the date of grant.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company. There is no mandatory matching provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2012, excluding the age fifty or over “catch up” contribution. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Certain Beneficial Owners and Management” for information regarding stock ownership of our named executive officers.

COMPENSATION ADVISER INDEPENDENCE

In connection with the compensation review conducted by Buck Consultants, the Compensation Committee worked directly with Larry Schumer of Buck Consultants. Buck Consultants and Mr. Schumer reported directly to the Compensation Committee and all work conducted by Buck Consultants for the Company is on behalf, under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged Buck Consultants to provide an executive compensation analysis using peer group proxy data, and to assist the Compensation Committee in designating its new peer group. Buck Consultants was also engaged to assist the Compensation Committee with long-term incentive compensation design, as well as non-employee director compensation analysis. Buck Consultants provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. For all of these services, the Company, on behalf of the Compensation Committee, paid Buck Consultants approximately $40,000 in 2012.

After examining whether there was a conflict of interest present between the Company and Buck Consultants, the Compensation Committee concluded that Buck Consultants had no conflicts of interest during 2012. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1. These factors are:

(i) The provision of other services to the Company by Buck Consultants;

(ii) The amount of fees that the Company paid to Buck Consultants as a percentage of the total revenue of Buck Consultants;

(iii) The policies and procedures of Buck Consultants that are designed to prevent conflicts of interest;

(iv) Any business or personal relationship of Mr. Schumer with a member of the Compensation Committee;

(v) Any stock of the company owned by Mr. Schumer; and

(vi) Any business or personal relationship of Mr. Schumer or Buck Consultants with an executive officer of the Company.

STOCK OWNERSHIP GUIDELINES

While we do not have formal stock ownership guidelines or holding requirements, all of our current named executive officers continue to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock bonus awards. As of December 31, 2012, two of our executive officers sold 25,000 shares of stock under a 10(b)5-1 plan. Please see the table entitled “Security Ownership of Certain Beneficial Owners and Management” for information regarding the holdings of common stock of our current named executive officers.

Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction). None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers have any outstanding pledges of our common stock.

CLAWBACK POLICY

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2008 Plan includes a provision that all grants made under the 2008 Plan are subject to applicable provisions of our company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2008 Plan.

ONGOING AND POST-EMPLOYMENT COMPENSATION

Our employment agreements with our named executive officers provide for special benefits upon certain types of termination events. These agreements were designed to be part of a competitive compensation package. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreements

Our employment agreements with Dr. Wotton, Mr. Apple and Dr. Dave provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or with respect to Dr. Wotton’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” A general description of the definitions of those terms is set forth at the end of this section.

Dr. Paul K. Wotton

Paul K. Wotton was appointed President and Chief Operating Officer on July 7, 2008, and was appointed Chief Executive Officer on October 10, 2008. We amended and restated Dr. Wotton’s former employment agreement dated July 7, 2008 to (i) affirm Dr. Wotton’s appointment to the position of Chief Executive Officer, (ii) adjust target bonus percentages and (iii) make certain other desired changes. Dr. Wotton’s amended employment agreement became effective on November 12, 2008. The amended employment agreement supersedes and replaces the prior agreement in its entirety. The amended employment agreement was further amended on December 14, 2012 to clarify the Compensation Committee’s discretion to award bonuses in excess of the target award. The amended employment agreement provides for a base salary of $337,000 per year, which is subject to increase (but not decrease) based on Dr. Wotton’s and our performance, as determined by the Compensation Committee. Dr. Wotton’s base salary at the end of 2012 was $489,000. The amended agreement also stipulates that Dr. Wotton is eligible to receive a target annual bonus of up to 75% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee. This target bonus percentage was adjusted to 55% in connection with the approval of the increase in Dr. Wotton’s salary in February 2010. The terms of the amended employment agreement with Dr. Wotton includes the issuance of stock options to purchase 400,000 shares of common stock at an exercise price equal to the closing price of a share of common stock on the date of grant, and vesting over three years at the rate of 33-1/3% each year beginning on July 7, 2009. In addition, Dr. Wotton can earn up to an additional 400,000 shares of common stock as performance stock bonuses upon the occurrence of various triggering events. Pursuant to the amended agreement, Dr. Wotton was also granted 100,000 shares of restricted stock vesting over three years at the rate of 33-1/3% each year beginning on July 7, 2009. Dr. Wotton is also eligible to participate in any other equity compensation plans established by the Company for members of management. Dr. Wotton’s amended employment agreement has a term of three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a renewal period.

Under his amended employment agreement, provided that he executes and does not revoke a release and waiver of claims in favor of the Company and its affiliates, Dr. Wotton is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to (i) 12 months of his then-current base salary (or 24 months of base salary if Dr. Wotton’s employment is terminated without cause or he resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds $175 million), (ii) a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination, (iii) continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for the shorter of 12 months or until the date he obtains coverage from a new employer and (iv) continued eligibility to receive performance stock bonuses for the 90-day period following Dr. Wotton’s termination of employment. Dr. Wotton is also entitled to the same severance payments and benefits if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period. In the event that Dr. Wotton’s employment is terminated by the Company without cause or by Dr. Wotton for good reason and Dr. Wotton does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Dr.

Wotton will not be entitled to the severance benefits set forth above and he will be entitled to receive only the amounts due under the Company’s severance plan for employees, if any, but only to the extent payment of such amounts is not conditioned on the execution of a release.

If Dr. Wotton’s employment is terminated by the Company for cause, on account of Dr. Wotton’s death or disability, or if Dr. Wotton terminates his employment without good reason, then the Company will pay Dr. Wotton his base salary, bonus and expenses accrued and owing, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

Notwithstanding the terms of the 2008 Plan (or successor plan) or any applicable agreement to the contrary, upon the occurrence of a change of control, (i) all outstanding equity rights held by Dr. Wotton immediately prior to such change of control that vest or become exercisable based on Dr. Wotton’s continued service with the Company over time will become fully vested and/or exercisable, as the case may be, immediately prior to such change of control (without regard to Dr. Wotton’s termination of his employment) and (ii) all outstanding grants that vest based upon the attainment of performance criteria will vest immediately prior to the change of control at the discretion of the Committee.

Dr. Wotton’s amended employment agreement also provides that if the payments and benefits otherwise payable to Dr. Wotton under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Dr. Wotton with a greater net after-tax benefit than would no reduction.

In addition, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment for any reason, Dr. Wotton cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company. At all times during and after the term of his employment with the Company, Dr. Wotton must not divulge any of the Company’s confidential information or disparage the Company in any way.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Dr. Wotton under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G (5)	Total ($)
Termination without cause	489,000	400,000	—	17,256	—	906,256
Termination for good reason	489,000	400,000	—	17,256	—	906,256
Voluntary resignation in connection with a change of control(6)	978,000	400,000	1,023,017	17,256	—	2,418,273
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	489,000	400,000	—	17,256	—	906,256
Change of control(7)	978,000	400,000	1,023,017	17,256	—	2,418,273

(1)	Payable in regular payroll installments.
(2)	The figure in the chart above represents the value of Dr. Wotton’s discretionary bonus earned for 2012.
(3)	Includes the value of the unvested options granted to Dr. Wotton on November 11, 2010, May 17, 2011, May 17, 2012 and July 6, 2012, the value of a time-based restricted stock grant granted to Dr. Wotton on February 22, 2010 and the value of performance-based restricted stock unit grants granted to Dr. Wotton on May 17, 2011 and July 6, 2012, all of which will accelerate upon a change in control. The performance-based restricted stock unit grants will vest at target on a change in control.

(4)	All Other Compensation consists of the continuation of health and dental insurance benefits. Although no value was assumed for purposes of this table, Dr. Wotton is also entitled to continued eligibility to receive performance-based stock bonuses for the 90-day period following his termination of employment without cause or for good reason, or if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.
(5)	Dr. Wotton’s amended employment agreement also provides that if the payments and benefits otherwise payable to Dr. Wotton under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Dr. Wotton with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2012, Dr. Wotton would not be subject to an excise tax under section 4999 of the Code so no reduction to his payments would apply.
(6)	Dr. Wotton is entitled to these amounts if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period and the amount (net of transaction related expenses) of any and all unrestricted cash, secured debt and/or securities of the buyer paid and/or distributed to the Company and/or the holders of all classes of the Company’s common stock with respect to such common stock in connection with the change in control equals or exceeds $175 million.
(7)	These amounts assume that Dr. Wotton’s employment was terminated without cause or for good reason during the one-year period following a change in control and the amount (net of transaction related expenses) of any and all unrestricted cash, secured debt and/or securities of the buyer paid and/or distributed to the Company and/or the holders of all classes of the Company’s common stock with respect to such common stock in connection with the change in control equals or exceeds $175 million.

Mr. Robert F. Apple

Mr. Apple entered into an employment agreement dated February 9, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Code and to make certain other clarifying changes. The employment agreement was further amended on December 14, 2012 to clarify the Compensation Committee’s discretion to award bonuses in excess of the target award. The employment agreement provides for a base salary of $250,000, which is subject to increase (but not decrease) upon approval by the Compensation Committee. Mr. Apple’s base salary in 2012 was $337,500. In addition, Mr. Apple’s employment agreement provides for issuance of a stock option to purchase 250,000 shares of common stock vesting pro rata on the last day of each month over 48 months commencing upon employment and an additional stock option to purchase an additional 150,000 shares of common stock, the vesting of which was based upon the achievement of certain performance milestones. As further discussed under the section entitled “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of common stock became fully vested in 2006. The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of common stock, upon the achievement of certain performance-based criteria. The target annual bonus percentage was increased to 40% in August 2009. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal.

Under his employment agreement, provided that he executes and does not revoke a release and waiver of claims in favor of the Company and its affiliates, Mr. Apple is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to (i) 12 months of his then-current base salary and (ii) continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for 12 months following termination of employment.

If Mr. Apple’s employment is terminated by the Company for cause, on account of his disability or death, or by Mr. Apple without good reason, the Company will pay Mr. Apple (or in the event of his death, his estate) his base salary, bonus and expenses accrued, but unpaid as of the date of his termination of employment and the Company will fulfill its obligations as a result of any of Mr. Apple’s vested benefits as of the date of such termination under any health or welfare benefit plan maintained, or contributed to, by the Company in accordance with the terms and conditions of each such plan or program.

Mr. Apple’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Except as provided below, grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

In addition, during the term of Mr. Apple’s employment with the Company, and for the one-year period after Mr. Apple’s termination of employment for any reason, Mr. Apple cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company. At all times during and after the term of his employment with the Company, Mr. Apple must not divulge any of the Company’s confidential information or disparage the Company in any way.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Mr. Apple under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)	Accelerated Equity ($)(2)	All Other Compensation ($)(3)	Impact of 280G (4)	Total ($)
Termination without cause	337,500	—	—	24,924	—	362,424
Termination for good reason	337,500	—	—	24,924	—	362,424
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	337,500	—	—	24,924	—	362,424
Change of control(5)	337,500	—	651,763	24,924	—	1,014,187

(1)	Payable in regular payroll installments.
(2)	Includes the value of the unvested options granted to Mr. Apple on November 11, 2010, May 17, 2011, May 17, 2012 and July 6, 2012, the value of a time-based restricted stock grant granted to Mr. Apple on February 22, 2010, and the value of performance-based restricted stock unit grants granted to Mr. Apple on May 17, 2011 and July 6, 2012, all of which will accelerate upon a change in control. The performance-based restricted stock unit grants will vest at target on a change in control.
(3)	All Other Compensation consists of the continuation of health and dental insurance benefits.
(4)	Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2012, Mr. Apple would not be subject to an excise tax under section 4999 of the Code so no reduction to his payments would apply.
(5)	These amounts assume a termination without cause or good reason following a change of control.

Dr. Kaushik Dave

Dr. Dave entered into an employment agreement dated March 3, 2008. The employment agreement was amended on December 14, 2012 to clarify the Compensation Committee’s discretion to award bonuses in excess of the target award and to indicate that the target award for Dr. Dave is a flat percentage of base salary rather than a range. The employment agreement provides for a base salary of $240,000. Dr. Dave’s base salary at the end of 2012 was $328,000, which will be subject to increase (but not decrease) based on Dr. Dave’s and our performance, as determined by the Compensation Committee. In addition, Dr. Dave is eligible to receive a target annual bonus of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Compensation

Committee and received a $40,000 bonus in connection with his signing the employment agreement and commencing employment with the Company. The terms of the employment agreement with Dr. Dave include the issuance of stock options to purchase 125,000 shares of common stock at an exercise price equal to the closing price of a share of common stock on the date of grant, vesting over three years at the rate of 33-1/3% each year and the grant for up to 175,000 shares of restricted common stock, based upon the achievement of certain performance-based criteria. Dr. Dave is also eligible to participate in any other equity compensation plans established by the Company for members of management. Dr. Dave’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal.

Under Dr. Dave’s employment agreement, Dr. Dave is entitled to severance in the event of a termination without cause or non-renewal by the Company of the employment agreement both before and after a change of control equal to six months of his then-current base salary, payable in installments.

Dr. Dave’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Dr. Dave’s grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

If Dr. Dave’s employment is terminated by the Company for cause, on account of Dr. Dave’s death or disability, or if Dr. Dave terminates his employment for any reason, then the Company will pay Dr. Dave his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

This agreement also provides that at all times during Dr. Dave’s employment and thereafter, Dr. Dave will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of this agreement. In addition, during the term of Dr. Dave’s employment with the Company, and for the six month period after Dr. Dave’s termination of employment, Dr. Dave cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Dr. Dave under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)	Accelerated Equity ($)(2)	All Other Compensation ($)	Impact of 280G (3)	Total ($)
Termination without cause	164,000	—	—	—	—	164,000
Termination for good reason	—	—	—	—	—	—
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	164,000	—	—	—	—	164,000
Change of control(4)	164,000	—	489,445	—	—	653,445

(1)	Payable in regular payroll installments.
(2)	Includes the value of the unvested options granted to Dr. Dave on November 11, 2010, May 17, 2011, May 17, 2012 and July 6, 2012, the value of a time-based restricted stock grant granted to Dr. Dave on February 22, 2010, and the value of performance-based restricted stock unit grants granted to Dr. Dave on of May 17, 2011 and July 6, 2012, all of which will accelerate upon a change in control. The performance-based restricted stock unit grants will vest at target on a change in control.
(3)	Dr. Dave’s employment agreement does not provide for a gross-up for any excise taxes under section 4999 of the Code. Additionally, based on estimates as of December 31, 2012, Dr. Dave would not trigger any excise taxes under section 4999 of the Code.
(4)	These amounts assume a termination of employment without cause on or following a change in control.

Termination for “good reason” generally means a termination initiated by Dr. Wotton or Mr. Apple in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Center City, Philadelphia, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of his intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. Dr. Wotton’s employment agreement provides that in the event of a material breach by Dr. Wotton of any term of the employment agreement, if such breach is curable as determined by our Board of Directors, Dr. Wotton has 30 days to cure. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

TAX CONSIDERATIONS

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2008 Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Anton G. Gueth (Chair)

Dr. Leonard S. Jacob

Dr. Rajesh C. Shrotriya

Members of the Compensation Committee

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2012, 2011 and 2010 of our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Dr. Paul K. Wotton	2012	$477,000	$25,900	$466,666	$430,000	$8,500	$1,408,066
Chief Executive Officer	2011	$446,000	262,517	99,863	350,000	8,250	1,166,630
	2010	390,000	82,000	116,526	160,000	8,250	756,776

Mr. Robert F. Apple	2012	$337,500	$-	$213,333	$230,000	$8,500	$789,333
Chief Financial Officer	2011	325,000	166,328	82,091	150,000	8,250	731,669
	2010	310,000	96,986	77,684	83,000	8,250	575,920

Dr. Kaushik Dave	2012	$314,000	$64,750	$180,001	$200,000	$8,500	$767,251
Executive Vice President of	2011	278,000	153,750	43,161	200,000	8,250	683,161
Product Development

(1)

The amounts shown for stock awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards and include both incremental restricted stock awards and potential shares that may be earned pursuant to performance based stock awards. The full grant date fair value of the potential shares that may be earned upon achievement of a performance goal is included in this table in the year the performance goal is first determined to be probable of achievement, even if the expense for accounting purposes will be recorded in more than one year and the shares will be issued in a subsequent year. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. For information regarding the number of shares subject to 2012 awards, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on page 45. The value of stock awards in this table do not include the value of performance stock unit awards made to the executive officers on July 6, 2012, which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals, as described in note 1 to the Grants of Plan-Based Awards Table on page 45, but were not attained during the year ending December 31, 2012. The grant date fair value of these awards assuming the maximum possible number of shares is earned is as follows for each of the executive officers: $350,000 for Dr. Wotton, $160,000 for Mr. Apple, and $135,000 for Dr. Dave.

(2)

The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. For information regarding the number of shares subject to 2012 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 45.

(3)

The amounts shown represent performance based incentive compensation paid in cash. For 2010, the amounts shown represent two-thirds of the performance based incentive compensation earned while one-third was paid in restricted stock. The restricted stock was granted in 2011 and vested 100% on the date of grant. Dr. Wotton received 50,633 shares and Mr. Apple received 26,266 shares.

(4)	All Other Compensation includes the value of discretionary matching contributions under the 401(k) plan.

GRANTS OF PLAN-BASED AWARDS – 2012

The following table provides details regarding plan-based awards granted to our named executive officers in 2012.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	of Stock or Units (#)	Underlying Options (#) (2)	Option Awards ($/Sh)	Stock and Option Awards (3)
Dr. Paul K. Wotton	02/10/12				10,000			$25,900
	05/17/12					150,000	2.94	226,635
	07/06/12		54,773	82,160		110,293	4.26	240,031

Mr. Robert F. Apple	05/17/12					110,000	2.94	166,199
	07/06/12		25,039	37,559		21,658	4.26	47,134

Dr. Kaushik Dave	02/10/12				25,000			64,750
	05/17/12					70,000	2.94	105,763
	07/06/12		21,127	31,690		34,112	4.26	74,238

(1)

Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three or four-year period beginning January 1, 2012 and ending December 31, 2014 or December 31, 2015, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: 3-year net revenue targets, 3 to 4-year targets relating to product approvals by the Food & Drug Administration and timing targets for the commercial launch of a product. All of the performance criteria are equally weighted. Each performance criterion has levels of achievement designated as threshold; target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three or four year performance period.

(2)

The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(3)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2012

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dr. Paul K. Wotton	2,500		$0.8400	8/15/14	176,619	$672,918	-	-
	5,000		1.4000	10/24/14
	20,000		1.4000	1/2/15
	20,000		1.5400	1/2/16
	10,000		1.5500	5/2/16
	30,000		1.6500	5/9/17
	30,000		0.8500	5/13/18
	400,000		0.8000	8/5/18
	445,000		0.5000	10/19/18
	150,000		1.1000	11/11/19
	100,000	50,000	1.5200	11/10/20
	58,999	59,001	1.6600	5/16/21
	25,000	125,000	2.9400	5/16/22
	9,192	101,101	4.2600	7/5/22

Mr. Robert F. Apple	400,000		1.4300	2/9/16	102,731	391,405	-	-
	60,000		1.2300	1/15/17
	40,000		1.6500	5/9/17
	82,500		0.8500	5/13/18
	225,000		0.4700	11/11/18
	100,000		1.1000	11/11/19
	66,667	33,333	1.5200	11/10/20
	48,499	48,501	1.6600	5/16/21
	18,334	91,666	2.9400	5/16/22
	1,805	19,853	4.2600	7/5/22

Dr. Kaushik Dave	125,000		0.8500	5/13/18	72,742	277,147	-	-
	175,000		0.4700	11/11/18
	25,000		0.3700	12/4/18
	25,000		0.9500	08/11/19
	75,000		1.1000	11/11/19
	50,000	25,000	1.5200	11/10/20
	25,500	25,500	1.6600	5/16/21
	11,667	58,333	2.9400	5/16/22
	2,843	31,269	4.2600	7/5/22

(1)	The option awards vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested.
(2)

The number of shares for each of the executive officers includes the total of (i) performance stock unit awards made to the executive officers at the target level as described in note 1 to the Grants of Plan-Based Awards Table on page 45 and (ii) the stock portion of their annual bonuses earned in 2009, but granted in 2010, which vest on February 22, 2013.

(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2012 ($3.81).

OPTION EXERCISES AND STOCK VESTED — 2012

The following table provides information regarding stock award vesting for our named executive officers in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Dr. Paul K. Wotton	25,000	$87,508	10,000	$25,900
Mr. Robert F. Apple	25,000	88,250	-	-
Dr. Kaushik Dave	-	-	25,000	64,750

(1)	Represents fully vested shares of stock granted as special performance based awards. Dr. Wotton and Dr. Dave used a portion of the shares acquired on vesting to pay the withholding taxes on the value of the shares that vested, reducing the number of shares actually received. Dr. Wotton received 6,948 shares and Dr. Dave received 16,887 shares.

PENSION BENEFITS - 2012

The Company does not provide pension benefits. The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.

NONQUALIFIED DEFERRED COMPENSATION - 2012

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 28, 2013, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned (1)		Percentage of Outstanding Shares
Orbimed Advisors LLC and Orbimed Capital LLC 601 Lexington Avenue, 54th Floor New York, NY 10022	7,934,800	(2)	6.29%
Deerfield Mgmt, L.P. and Deerfield Partners, L.P.	4,209,072	(3)	3.33%
780 Third Avenue, 37th Floor, New York, NY 10017
Deerfield Mgmt, L.P. and Deerfield International Master Fund, L.P.	5,671,426	(4)	4.50%
780 Third Avenue, 37th Floor, New York, NY 10017

(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 28, 2013, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated. As of March 28, 2013, 126,170,879 shares of our common stock were issued and outstanding.

(2)

According to Schedule 13G/A filed with the SEC on February 14, 2013 by Orbimed Advisors LLC, OrbiMed Advisors LLC is the beneficial owner of 2,604,800 shares (with shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of all such shares), and Orbimed Capital LLC is the beneficial owner of 5,330,000 shares (with shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of all such shares). In the aggregate, these two related entities may be deemed to beneficially own a total of 7,934,800 shares. This information is based solely on a review of the Schedule 13G/A described in this footnote.

(3)

According to Schedule 13G/A filed with the SEC on February 14, 2013 by Deerfield Mgmt, L.P., Deerfield Partners, L.P. is the beneficial owner of 4,209,072 shares of common stock. This information is based solely on a review of the Schedule 13G/A described in this footnote.

(4)

According to Schedule 13G/A filed with the SEC on February 14, 2013 by Deerfield Mgmt, L.P., Deerfield International Master Fund, L.P. is the beneficial owner of 5,671,426 shares of common stock. This information is based solely on a review of the Schedule 13G/A described in this footnote.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of Common Stock as of March 28, 2013, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Dr. Jacques Gonella (3) (4)	11,819,135	289,500	12,108,635	9.57%
Dr. Leonard Jacob	143,829	636,247	780,076	*
Thomas J. Garrity	110,435	200,000	310,435	*
Anton G. Gueth	319,998	206,951	526,949	*
Eamonn P. Hobbs	95,082	130,000	225,082	*
Dr. Rajesh C. Shrotriya	177,628	324,445	502,073	*
Dr. Paul K. Wotton	400,775	1,368,740	1,769,515	1.39
Marvin Samson	-	-	-	*
Robert F. Apple	226,539	1,072,582	1,299,121	1.02
Dr. Kaushik Dave	152,979	553,362	706,341	*
All directors, director nominees and executive officers as a group (10 persons)	13,446,400	4,781,827	18,228,227	13.89%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 28, 2013, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options.
(3)

Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Dr. Gonella’s address is 100 Princeton South, Suite 300, Ewing, New Jersey 08628.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2012, the Audit Committee consisted of Thomas J. Garrity (Chair), Anton G. Gueth and Eamonn P. Hobbs. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2012. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)

Anton G. Gueth

Eamonn P. Hobbs

Members of the Audit Committee

OTHER MATTERS

Solicitation

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Meeting. The Company estimates that the fee for this service will be $7,500. We will also reimburse D.F. King for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation. We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2014 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 13, 2013.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Corporate Secretary at the address set forth on page 2 or via telephone to our Corporate Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

EXHIBIT A

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

The Antares Pharma, Inc. 2008 Equity Compensation Plan (the “Plan”) was established effective as of May 14, 2008 as a successor to the 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and Consultants (the “2001 Directors and Consultants Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”) and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Directors and Consultants Plan, 2001 Employees Plan and the 2006 Plan collectively, the “Prior Plans”). The Prior Plans were merged with and into this Plan as of May 14, 2008, and no additional grants shall be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under this Plan.

The purpose of the Plan is to provide (i) employees of Antares Pharma, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan was originally effective as of May 14, 2008 upon approval by the stockholders of the Company. This amendment and restatement is effective as of February 5, 2013; provided that the share increase contemplated under Section 4(a) will be effective May 22, 2013, subject to approval by the stockholders of the Company.

Section 1.	Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)         “Board” shall mean the Board of Directors of the Company.

(b)         “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)         “Change of Control” shall be deemed to have occurred if:

(i)        Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)        The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(d)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)        “Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)        “Company” shall mean Antares Pharma, Inc. and shall include its successors.

(g)        “Company Stock” shall mean common stock of the Company.

(h)        “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)        “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)        “Employee” shall mean an employee of an Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k)       “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be both an Employee, Key Advisor and member of the Board).

(l)        “Employer” shall mean the Company and each of its subsidiaries.

(m)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)       “Exercise Price” shall mean the purchase price of Company Stock subject to an Option.

(o)       “Fair Market Value” shall mean:

(i)         If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours thereof on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)        If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)        “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)        “Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)        “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)        “Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)        “Key Advisor” shall mean a consultant or advisor of an Employer

(u)       “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)        “Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)       “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)        “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)        “SAR” shall mean a stock appreciation right with respect to a share of Company Stock.

(z)        “Stock Award” shall mean an award of Company Stock, with or without restrictions.

(aa)      “Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.

Section 2.	Administration

(a)        Committee. The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. The Committee, if applicable, should consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. The Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee. In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)        Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c)        Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Section 3.	Grants

Awards under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

Section 4.	Shares Subject to the Plan

(a)        Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be equal to the sum of the following: (i) 1,500,000 shares, plus (ii) the number of shares of Company Stock subject to outstanding grants under the Plan as of May 22, 2013, plus (iii) the number of shares of Company Stock remaining available for issuance under the Plan but not subject to previously exercised, vested or paid grants as of May 22, 2013; provided that in no event shall the maximum aggregate numbers of shares that may be issued or transferred under the Plan exceed 15,000,000 shares. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the Prior Plans) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards (including Stock Awards granted under the Prior Plans) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock surrendered in payment of the Exercise Price of an Option, and shares of Company Stock withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. Upon the exercise of an Option through the net exercise procedure under Section 6(g)(iv) or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any Grants are paid in cash and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 4(a).

(b)        Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below.

(c)        Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5.	Eligibility for Participation

(a)         Eligible Persons. All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)         Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.	Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)         Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)        Type of Option and Price.

(i)        The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)        The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)        Option Term. The Committee shall determine the term of each Option. The term of any Option for US Employees shall not exceed ten years from the date of grant. The term of any Option for Swiss Employees shall not exceed eleven years from the date of grant. Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)        Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)        Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)        Termination of Employment, Disability or Death.

(i)         Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)        In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)        In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)        In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)        If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(e)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)        Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise of the Option whereby the Grantee instructs the Company to withhold that number of shares of Company Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option being exercised and deliver to the Grantee the remainder of the shares subject to such exercise, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option in (ii) above shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)        Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company.

Section 7.	Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)        General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)        Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)        Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)        Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15(a) below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)        Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f)        Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.	Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)        Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)        Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)        Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)        Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.	Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)        General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR, or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b)        Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)        Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(e) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)        Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)        Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)        Form of Payment. The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.	Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.	Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific performance goals.

Section 12.	Qualified Performance-Based Compensation

The Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under section 162(m) of the Code:

(a)        Performance Goals.

(i)        When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code.

(ii)        The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(b)        Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c)        Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable. If Dividend Equivalents are granted as “qualified performance-based compensation” under section 162(m) of the Code, a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.

(d)        Death, Disability or Other Circumstances. The Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

Section 13.	Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 14.	Withholding of Taxes

(a)        Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)        Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

Section 15.	Transferability of Grants

(a)        Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)        Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.	Consequences of a Change of Control

(a)        Notice and Acceleration. Unless the Committee determines otherwise, effective upon the date of the Change of Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Committee may determine.

(b)        Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised

Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 17.	Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.	Amendment and Termination of the Plan

(a)        Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)        No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of the Company provide prior approval for such repricing. An adjustment to an Option pursuant to Section 4(c) above shall not constitute a repricing of the Option.

(c)        Stockholder Re-Approval Requirement. If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 12 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 12, if required by section 162(m) of the Code or the regulations thereunder.

(d)        Termination of Plan. The Plan shall terminate on May 13, 2018, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e)        Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan.

Section 19.	Miscellaneous

(a)        Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)        Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)        Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)        Rights of Grantees. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)        No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)        Compliance with Law.

(i)        The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under section 409A of the Code), Company Stock (or stock of any other company required to be aggregated with the Company for purposes of section 409A of the Code and its corresponding regulations) is publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, then all Grants that are deemed to be deferred compensation subject to the requirements of section 409A of the Code and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)        Notwithstanding anything in the Plan or any Grant Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)        Employees Subject to Taxation Outside the United States. With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)        Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

(h)        Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

10:00 a.m. ET

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Antares Pharma, Inc. 100 Princeton South, Suite 300 Ewing, NJ 08628	proxy

Annual Meeting of Stockholders to be held on May 22, 2013.

This Proxy is solicited on behalf of the Board of Directors.

Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint PAUL K. WOTTON and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 28, 2013, at the Annual Meeting of Stockholders of the Company to be held on May 22, 2013, or any adjournment thereof.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE

UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE

PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR

DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

ò  Please detach here  ò

The Board of Directors recommends that you vote “FOR” each of the Proposals 1, 2, 3, 4 and 5.

1. To elect two directors to Class III of the Company’s Board of Directors for a term of three years and one director to Class I for a term of one year.	01 Thomas J. Garrity 02 Dr. Jacques Gonella 03 Marvin Samson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To approve an amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the plan from 13,500,000 to 15,000,000.		For ☐	Against ☐	Abstain ☐

3. To approve and adopt an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 150,000,000 shares to 200,000,000 shares.

		For ☐	Against ☐	Abstain ☐
4. To hold an advisory vote to approve named executive officer compensation.		For ☐	Against ☐	Abstain ☐
5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.		For ☐	Against ☐	Abstain ☐
6. To transact other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:		Date , 2013

Signature(s) In Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.